Exhibit 107

Calculation of Filing Fee Table

FORM S-3

(Form Type)

BLACK HILLS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Debt	6.000% Notes due 2035	457(r)	$450,000,000	99.787%	$449,041,500	0.00014760	$66,278.53

The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering. The maximum aggregate offering price of that offering is $449,041,500.